EXHIBIT 23.02

CONSENT OF KPMG LLP, Independent Auditors

The Board of Directors
Interwoven, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 to be filed by Interwoven, Inc., on or about April 29, 2002, of our report dated January 24, 2002, relating to the consolidated balance sheet of Interwoven, Inc. as of December 31, 2001, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2001, and related financial statement schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Interwoven, Inc.

/s/    KPMG LLP

Mountain View, California
April 29, 2002